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VENTRUS BIOSCIENCES, INC.

(Name of Registrant as Specified In Its Charter)

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VENTRUS BIOSCIENCES, INC.

99 Hudson Street, 5th Floor

New York, New York 10013

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 8, 2012

To The Stockholders of Ventrus Biosciences, Inc.:

The Annual Meeting of Stockholders of Ventrus Biosciences, Inc., a Delaware corporation, will be held at the Helmsley Park Lane Hotel, 36 Central Park South, New York, New York, on Tuesday, May 8, 2012 at 12:00 noon for the following purposes:

•	to elect five directors to serve for one-year terms expiring in 2013;

•	to ratify the appointment of EisnerAmper LLP, New York, New York, as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

•	to hold an advisory vote on executive compensation;

•	to hold an advisory vote on the frequency of future advisory votes on executive compensation; and

•	to act upon such other matters as may properly come before the meeting or any adjournment thereof.

These matters are more fully described in the attached proxy statement.

The Board of Directors has fixed the close of business on March 30, 2012 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. We cordially invite you to attend the meeting in person. However, to assure your representation at the meeting, please mark, sign, date and return the enclosed proxy as promptly as possible in the enclosed postage-prepaid envelope. If you attend the meeting you may vote in person, even if you returned a proxy.

Our proxy statement and proxy are enclosed, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

IMPORTANT — YOUR PROXY IS ENCLOSED

Whether or not you plan to attend the meeting, please execute and promptly return the enclosed proxy in the enclosed envelope. No postage is required for mailing in the United States.

By Order of the Board of Directors

Russell H. Ellison
President and Chief Executive Officer

New York, New York

April 5, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 8, 2012: This proxy statement and our 2011 Annual Report to Stockholders are available at: www.ventrusbio.com. Scroll to the bottom of the home page and click on the “Proxy Statement” icon.

VENTRUS BIOSCIENCES, INC.

99 Hudson Street, 5th Floor

New York, New York 10013

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 8, 2012

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed proxy is solicited by the Board of Directors of Ventrus Biosciences, Inc., a Delaware corporation, for use at our Annual Meeting of Stockholders to be held at the Helmsley Park Lane Hotel, 36 Central Park South, New York, New York, at 12:00 noon on Tuesday, May 8, 2012, and any adjournment thereof. We will bear the cost of soliciting proxies. In addition to solicitation of proxies by mail, our employees, without extra remuneration, may solicit proxies personally or by telephone. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto. The mailing address of our principal executive offices is 99 Hudson Street, 5th Floor, New York, New York 10013. Copies of this proxy statement and accompanying proxy card were mailed to stockholders on or about April 10, 2012.

Revocability of Proxies

Any stockholder giving a proxy has the power to revoke it at any time before it is voted by giving a later proxy or written notice to us at the address given above (Attention: Thomas Rowland, Corporate Secretary), or by attending the meeting and voting in person.

Voting

When the enclosed proxy is properly executed and returned (and not subsequently properly revoked), the shares it represents will be voted in accordance with the directions indicated thereon, or, if no direction is indicated thereon, it will be voted:

(1)	FOR the election of the five director nominees identified herein;

(2)	FOR ratification of the appointment of EisnerAmper LLP, New York, New York, as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

(3)	FOR advisory approval of executive compensation;

(4)	FOR the option of once every three years as the preferred frequency of future advisory votes on executive compensation; and

(5)	in the discretion of the proxies with respect to any other matters properly brought before the stockholders at the meeting.

Consistent with state law and our bylaws, the presence, in person or by proxy, of at least a majority of the shares entitled to vote at the Annual Meeting will constitute a quorum for purposes of voting on a particular matter at the Annual Meeting. Once a share is represented for any purpose at the Annual Meeting, it is deemed present for quorum purposes for the remainder of the meeting and any adjournment thereof unless a new record date is set for the adjournment. Shares held of record by stockholders or their nominees who do not vote by proxy or attend the Annual Meeting in person will not be considered present or represented at the Annual Meeting and will not be counted in determining the presence of a quorum. Signed proxies that withhold authority or reflect abstentions or “broker non-votes” will be counted for purposes of determining whether a quorum is present. “Broker non-votes” are proxies received from brokerage firms or other nominees holding shares on behalf of their clients who have not been given specific voting instructions from their clients with respect to non-routine matters.

Assuming the presence of a quorum at the Annual Meeting:

•	The election of directors will be determined by a plurality of the votes cast at the Annual Meeting. This means that the five nominees receiving the highest number of “FOR” votes will be elected as directors. Withheld votes and broker non-votes, if any, are not treated as votes cast, and therefore will have no effect on the proposal to elect directors.

•	The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented and entitled to vote on the proposal. Abstentions and broker non-votes are not treated as votes cast, and therefore will have no effect on the proposal. Because your vote is advisory, it will not be binding on our Board or our company. However, the Board and the Audit Committee will consider the outcome of the vote when making future decisions regarding the selection of our independent registered public accounting firm.

•	The approval, on an advisory basis, of the compensation of our Named Executive Officers (as defined below) as disclosed in this proxy statement requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented and entitled to vote on the proposal. Abstentions and broker non-votes are not treated as votes cast, and therefore will have no effect on the proposal. Because your vote is advisory, it will not be binding on our Board or our company. However, the Board and the Compensation Committee will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

•	The frequency of the advisory vote on executive compensation receiving the greatest number of votes cast—one year, two years or three years—will be deemed by us as the frequency that has been recommended by stockholders. Abstentions and broker non-votes are not treated as votes cast, and therefore will have no effect on the proposal. Because your vote is advisory, it will not be binding on our Board or our company. However, the Board and the Compensation Committee will consider the outcome of the vote when making future decisions regarding the frequency of the advisory vote on executive compensation.

With respect to “routine” matters, such as the ratification of the selection of the Company’s independent registered public accounting firm, a bank, brokerage firm, or other nominee has the authority (but is not required) under the rules governing self-regulatory organizations (the “SRO rules”), including NASDAQ, to vote its clients’ shares if the clients do not provide instructions. When a bank, brokerage firm, or other nominee votes its clients’ shares on routine matters without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted FOR, AGAINST or ABSTAINING with respect to such routine matters.

With respect to “non-routine” matters, such as the election of directors, the advisory vote on the compensation of our Named Executive Officers, and the advisory vote on the frequency of future advisory votes on executive compensation, a bank, brokerage firm, or other nominee is not permitted under the SRO rules to vote its clients’ shares if the clients do not provide instructions. The bank, brokerage firm, or other nominee will so note on the voting instruction form, and this constitutes a “broker non-vote.” “Broker non-votes” will be counted for purposes of establishing a quorum to conduct business at the meeting, but not for determining the number of shares voted FOR, AGAINST, ABSTAINING or WITHHELD FROM with respect to such non-routine matters.

In summary, if you do not vote your proxy, your bank, brokerage firm, or other nominee may either:

•	vote your shares on routine matters and cast a “broker non-vote” on non-routine matters; or

•	leave your shares unvoted altogether.

We encourage you to provide instructions to your bank, brokerage firm, or other nominee by voting your proxy. This action ensures that your shares will be voted in accordance with your wishes at the Annual Meeting.

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Record Date

Only the holders of record of our common stock at the close of business on the record date, March 30, 2012, are entitled to notice of and to vote at the meeting. On the record date, 12,444,646 shares of our common stock were outstanding. Stockholders are entitled to one vote for each share of common stock held on the record date.

Admission to the Meeting

Admission to the meeting will be limited to our stockholders of record, persons holding proxies from our stockholders and beneficial owners of our common stock. If your shares are registered in your name, we will verify your ownership at the meeting in our list of stockholders as of the record date. If your shares are held through a broker, bank or other nominee, you must bring proof of your ownership of the shares. This could consist of, for example, a bank or brokerage firm account statement or a letter from your bank or broker confirming your ownership as of the record date. You also may send proof of ownership to our Corporate Secretary, 99 Hudson Street, 5th Floor, New York, New York 10013 before the meeting and we will send you an admission card.

CORPORATE GOVERNANCE AND BOARD MATTERS

Our bylaws provide that the number of our directors is to be within a range of three to nine, with the exact number set by the Board. Our Board has set the number of directors at five. In the future, the Board might decide to increase the number of directors, within the range, if suitable candidates with desired experience and expertise are found.

In consideration of his guaranteeing an $800,000 promissory note we issued to Israel Discount Bank of New York in September 2010 (that was repaid in January 2011), we entered into a letter agreement in August 2010 with Dr. Lindsay A. Rosenwald, M.D. whereby Dr. Rosenwald had the right to attend our Board meetings and to appoint two directors to our Board. Dr. Rosenwald had not exercised his right to attend our Board meetings since May 2011 and never exercised his right to appoint a director. On February 22, 2012, we and Dr. Rosenwald terminated the original letter agreement. As a result, Dr. Rosenwald no longer has the right to attend our Board meetings or to appoint directors to our Board.

Independence of Directors

Because our common stock is listed on the NASDAQ Capital Market, our Board applies the NASDAQ Capital Market’s test for director independence to all of our directors. Using that test, the Board has determined that directors Mark Auerbach, Joseph Felder, Myron Z. Holubiak and Anthony Altig are independent under the NASDAQ Marketplace Rules. Russell Ellison is not independent because he is our current Chief Executive Officer. As part of such determination of independence, our Board has affirmatively determined that each of Mr. Auerbach, Dr. Felder, Mr. Holubiak and Mr. Altig does not have a relationship with our company that would interfere with the exercise of independent judgment in carrying out his responsibilities as a director.

Board Committees

Our Board has established the following three standing committees: Audit Committee; Compensation Committee; and Nominating and Governance Committee. Directors Auerbach, Holubiak and Altig are the members of the Audit Committee and the Board has determined that each of Mr. Altig and Mr. Auerbach qualifies as an “audit committee financial expert” as that term is defined in Item 407(d) of Regulation S-K promulgated by the SEC. The primary purpose of our Audit Committee is to oversee our accounting and financial reporting process and the audits of our financial statements, and our compliance with legal and regulatory requirements. In addition, our Audit Committee is responsible for reviewing and approving all related person transactions, including transactions with executive officers and directors, for potential conflicts of interests or other improprieties.

Our Compensation Committee currently comprises Mr. Auerbach, Dr. Felder and Mr. Holubiak. The primary purpose of our Compensation Committee is to discharge our Board’s responsibilities relating to compensation of our executive officers and employees and to administer our equity compensation and other benefit plans. Beginning in July 2010, in carrying out these responsibilities, our Compensation Committee has reviewed all components of executive officer and employee compensation for consistency with our Compensation Committee’s compensation philosophy, as in effect from time to time.

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Our Nominating and Governance Committee comprises Dr. Felder and Mr. Holubiak. The primary purpose of our Nominating and Governance Committee is to select, and recommend to our Board, director nominees for each election of directors and recommend any corporate governance guidelines it deems appropriate.

The charters for the Audit Committee, Compensation Committee and Nominating and Governance Committee, which have been adopted by our Board of Directors, contain detailed descriptions of the committees’ duties and responsibilities and are available in the Investor Relations—Corporate Governance section of our website at www.ventrusbio.com.

Selection of Board Nominees

In fulfilling its responsibilities to select, and recommend to our Board, director nominees for each election of directors, our Nominating and Governance Committee will consider the following factors:

•	the appropriate size of our Board and its committees;

•	the perceived needs of our Board for particular skills, background and business experience;

•	the skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other Board members;

•	nominees’ independence from management; and

•	applicable regulatory and listing requirements, including independence requirements and legal considerations.

The goal of our Nominating and Governance Committee is to assemble a Board that brings to our company a variety of perspectives and skills derived from high-quality business and professional experience. Directors should possess high personal and professional ethics, integrity and values, and be committed to representing the best interests of our stockholders. They must also have an inquisitive and objective perspective and mature judgment. While it does not have a specific written policy with regard to the consideration of diversity in identifying director nominees, the Committee does consider diversity to be an additional desirable characteristic in potential nominees. Director candidates, in the judgment of our Nominating and Governance Committee, must also have sufficient time available to perform all Board and committee responsibilities. Board members are expected to prepare for, attend and participate in all Board and applicable committee meetings.

Other than the foregoing, there are no stated minimum criteria for director nominees, although our Nominating and Governance Committee may also consider such other factors as it may deem, from time to time, to be in the best interests of the company and our stockholders.

Our Nominating and Governance Committee will annually evaluate our Board members who are willing to continue in service against the criteria set forth above in determining whether to recommend these directors for re-election.

Candidates for nomination as director may come to the attention of our Nominating and Governance Committee from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of our Nominating and Governance Committee at any point during the year. Such candidates will be evaluated against the criteria set forth above. If our Nominating and Governance Committee believes at any time that it is desirable that our Board consider additional candidates for nomination, the Committee may poll directors and management for suggestions or conduct research to identify possible candidates and may, if our Nominating and Governance Committee believes it is appropriate, engage a third-party search firm to assist in identifying qualified candidates.

Our Nominating and Governance Committee’s policy will be to evaluate any recommendation for director nominee proposed by a stockholder and our bylaws also permit stockholders to nominate directors for consideration at an annual meeting, subject to certain conditions. Any recommendation for director nominee must be submitted in writing to:

Ventrus Biosciences, Inc.

Attention: Corporate Secretary

99 Hudson Street, 5th Floor

New York, New York 10013

Our bylaws require that any director nomination made by a stockholder for consideration at an annual meeting must be received in writing not more than 90 days nor less than 60 days in advance of the meeting, and at a special meeting called for the purpose of the election of directors not later than the close of business on the 10th business day following the date on which notice of such meeting is first given to our stockholders.

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Each written notice containing a stockholder nomination of a director at an annual or special meeting must include:

•	the name and address of the stockholder who intends to make the nomination and any stockholder associated with such stockholder, and the name and residence address of the person or persons to be nominated;

•	the class and number of shares that are beneficially owned by the stockholder and any associated stockholder;

•	a representation that the stockholder is a holder of record of stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

•	such other information regarding each nominee proposed by such stockholder as would be required to be disclosed in solicitations of proxies for election of directors, or as would otherwise be required, in each case pursuant to Regulation 14A under the Exchange Act including any information that would be required to be included in a proxy statement filed pursuant to Regulation 14A had the nominee been nominated by the board of directors;

•	the written consent of each nominee to be named in a proxy statement and to serve as director of the corporation if so elected;

•	whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such stockholder or any associated stockholder with respect to any share of our common stock; and

•	to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director or the proposal of other business on the date of such stockholder’s notice.

Board of Director Meetings

The business of our company is under the general oversight of the Board as provided by the laws of Delaware and our bylaws. During the fiscal year ended December 31, 2011, the Board held 13 meetings and also conducted business by written consent, the Audit Committee held 5 meetings, the Compensation Committee held 2 meetings and the Nominating and Governance Committee held 1 meeting. Each person who was a director during 2011 attended at least 75% of the Board meetings and the meetings of the committees on which he served.

We strongly encourage all of our directors to attend our annual meetings of stockholders. All of our directors attended last year’s Annual Meeting.

Risk Oversight

Our Board is led by our Chairman, Dr. Russell Ellison. The Board believes that having our CEO serve as Chairman of the Board is suitable for our company at its present stage. Dr. Ellison possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing our company and its business, and is well positioned to develop agendas that ensure the Board’s time and attention are focused on the most critical matters. Furthermore, the Board believes that having our CEO serve as Chairman of the Board strengthens his ability to develop and implement strategic initiatives and respond efficiently to various situations. The Board is aware of potential conflicts that might arise when an employee chairs the Board, but believes these potential conflicts are offset by the fact that independent directors comprise each of the Board’s committees and the remainder of the Board. Additionally, the Board believes Dr. Ellison’s combined role enables decisive leadership and ensures clear accountability.

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The Board has appointed Myron Holubiak to serve as the lead independent director of the Board. The lead independent director has the duty and responsibility of serving as a liaison between the non-management Board members and Dr. Ellison. The Board believes the combined role of Chairman and Chief Executive Officer, together with an independent lead director acting as a liaison, is in the best interest of stockholders at this time because it provides the appropriate balance between strategic development and independent oversight of management.

Our Board is responsible for our company’s risk oversight and has delegated that role to the Audit Committee. In fulfilling that role, the Committee focuses on our general risk management strategy, the most significant risks facing our company, and ensures that appropriate risk mitigation strategies are implemented by management. The Audit Committee regularly reports to the full Board as appropriate on its efforts at risk oversight, and will report any matter that rises to the level of a material or enterprise level risk. The Compensation Committee oversees risks related to our compensation and benefit plans and policies to ensure sound pay practices that do not cause risks to arise that are reasonably likely to have a material adverse effect on our company.

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PROPOSAL NO. 1 — ELECTION OF DIRECTORS

All five of our current directors are standing for re-election in 2012. Their respective biographical summaries are:

Nominees

Name	Age (as of 03/31/12)	Director Since	Business Experience For Last Five Years

Mark Auerbach	74	2010	Mr. Auerbach was elected to our Board in November 2010. Over the last 17 years, Mr. Auerbach has served as a director for several companies. Mr. Auerbach currently is a director and chairman of the audit committee of Optimer Pharmaceuticals, Inc. (NASDAQ: OPTR), a public company. He has held those positions since June 2005. From January 2006 through March 2010, Mr. Auerbach served as the chairman of the board of directors for Neuro-Hitech, Inc., an early-stage pharmaceutical company specializing in brain degenerative diseases. From June 2007 through August 2009, he served as a director for Collexis Holdings, Inc., a company which develops knowledge management and discovery software. From July 2007 through February 2009, Mr. Auerbach also served as a director for RxElite Holdings, Inc., a company which develops, manufactures, and markets generic prescription drug products in specialty generic markets. From September 2003 through October 2006, Mr. Auerbach served as executive chairman of the board of directors for Par Pharmaceutical Companies, Inc., a manufacturer and marketer of generic pharmaceuticals and the parent of Par Pharmaceutical, Inc., and served as chair of the audit committee prior to becoming executive chairman. From 1993 to 2005, Mr. Auerbach served as chief financial officer of Central Lewmar LLC, a national fine paper distributor. Mr. Auerbach received his B.S. degree in accounting from Rider University. Among other experience, qualifications, attributes and skills, Mr. Auerbach’s extensive financial experience, his accounting degree and his experience as a director of several public companies, including his service as the chair of the audit committee of one of those public companies, led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

Russell H. Ellison, M.D., M.Sc.	64	2010	Dr. Ellison joined us as a director, Chief Executive Officer and Chief Medical Officer in June 2010. He was elected Chairman of our Board in January 2011. From July 2007 to January 2010, Dr. Ellison served as Executive Vice President of Paramount Biosciences LLC, a global pharmaceutical development and healthcare investment firm. From October 2005 until June 2007, Dr. Ellison served as the Vice President of Clinical Development of Fibrogen, Inc., a privately held biotechnology company. From August 2002 to December 2004, Dr. Ellison served as Vice President of Medical Affairs and Chief Medical Officer of Sanofi-Synthelabo, USA, a pharmaceutical company. From May 1997 to August 2002, Dr. Ellison served as Vice President, Medical Affairs and Chief Medical Officer of Hoffman-La Roche, Inc., a pharmaceutical company. From September 2006 until July 2009, Dr. Ellison served as a director of Cougar Biotechnology, Inc., a publicly traded pharmaceutical company that was acquired by Johnson & Johnson in July 2009, and from July 2007 until December 2010, he served as a director of CorMedix, Inc., a pharmaceutical company that went public in March 2010. He also has served as a director of several privately held development-stage biotechnology companies. Dr. Ellison holds an M.D. from the University of British Columbia and an M.Sc. (with distinction) from The London School of Tropical Medicine and Hygiene. Among other experience, qualifications, attributes and skills, Dr. Ellison’s medical training, extensive management experience in the pharmaceutical industry and experience in the capital markets, as well as his experience serving on the board of directors of a public pharmaceutical company and on the boards of directors of several private pharmaceutical companies, led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

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Name	Age (as of 03/31/12)	Director Since	Business Experience For Last Five Years

Joseph Felder, M.D.	51	2008	Dr. Felder joined our Board in May 2008. Dr. Felder has been a gastroenterologist since 1992 after having completed his post-doctoral training and fellowship at Lenox Hill Hospital in New York City. He is currently in private practice in Manhattan. He received his B.S. from the City University of New York and his M.D. from the University of Texas at San Antonio in 1987. He practices out of Lenox Hill Hospital, a major teaching affiliate of the New York University School of Medicine, where he is an adjunct and attending physician in the departments of Medicine and Gastroenterology. His responsibilities there include extensive teaching obligations. He has done significant clinical research in gastroenterology, specifically in the subject of inflammatory bowel disease and is published in this field in various international journals as well as textbooks. He lectures on this subject matter as well. He is a co-chairman of the medical advisory board of the Crohn’s and Colitis Foundation of America in New York. His interests are in ongoing clinical research and product development. Among other experience, qualifications, attributes and skills, Dr. Felder’s knowledge and experience in the medical industry and in senior leadership roles in research and teaching organizations, especially in the gastroenterology field, led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

Myron Z. Holubiak	65	2010	Mr. Holubiak joined our Board in July 2010. Mr. Holubiak currently serves as President of 1-800-DOCTORS, Inc., a position he has held since May 2007. Mr. Holubiak is the former President of Roche Laboratories, Inc., USA, a major research-based pharmaceutical company, a position he held from December 1998 to August 2001. He held many sales and marketing positions at Roche Laboratories in his 19-year tenure. Mr. Holubiak was a director and the President and Chief Operating Officer of HealthSTAR Communications, Inc., the largest, private health care marketing communications company in the U.S. from November 2003 to April 2007, and he served as HealthSTAR Group’s President, Field Level Marketing Group from August 2002 to October 2003. Mr. Holubiak served on the board of trustees of the Robert Wood Johnson Hospital Foundation in 2000 and 2001. Since September 2002 he has served on the board of directors of BioScrip, Inc., a specialty pharmacy company. Mr. Holubiak previously served on the board of directors of Nastech, Inc., a biotechnology-based pharmaceutical company now called Marina Biotech, Inc. Mr. Holubiak received his B.S. in Molecular Biology and Biophysics from the University of Pittsburgh. Among other experience, qualifications, attributes and skills, Mr. Holubiak’s extensive experience managing pharmaceutical and healthcare companies led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

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Name	Age (as of 03/31/12)	Director Since	Business Experience For Last Five Years

Anthony Altig	56	2012	Mr. Altig joined our Board in January 2012. Mr. Altig is the Chief Financial Officer of Biotix Holdings, Inc., a company that manufactures microbiological consumables. From December 2004 to June 2007, Mr. Altig served as the Chief Financial Officer of Diversa Corporation (subsequently Verenium Corporation), a public company developing specialized industrial enzymes. Prior to joining Diversa, Mr. Altig served as the Chief Financial Officer of Maxim Pharmaceuticals, Inc., a public biopharmaceutical company, from 2002 to 2004. In addition, Mr. Altig serves as a director and chair of the Audit Committee for MultiCell Technologies, Inc., a biopharmaceutical company, and a director for TearLab Corporation (formerly OccuLogix, Inc.), an eyecare technology company, and Optimer Pharmaceuticals, Inc., a pharmaceutical company, all of which are public companies. Among other experience, qualifications, attributes and skills, Mr. Altig’s extensive management experience and financial expertise, as well as his experience serving on the boards of directors of several public pharmaceutical and healthcare companies, led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

Vote Required

The five nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted at the meeting shall be elected as directors. Stockholders do not have cumulative voting rights. Your vote may be cast for or withheld from each nominee.

Our Board of Directors has unanimously approved and recommends that stockholders vote “FOR” the election of the director nominees listed above.

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PROPOSAL NO.2 —

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed the firm of EisnerAmper LLP, New York, New York, to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2012. The Board has ratified this appointment and recommends that the stockholders ratify this appointment. If the appointment of EisnerAmper is not ratified by the stockholders, the Audit Committee will reconsider, but might not change, its selection.

On January 18, 2011, we hired EisnerAmper to audit our financial statements for the year ended December 31, 2010. In March 2011, we hired EisnerAmper to re-audit our financial statements for the years ended December 31, 2006 to December 31, 2009 and the period from October 7, 2005 (inception) to December 31, 2005 and for the period from October 7, 2005 (inception) to December 31, 2011. EisnerAmper has advised us that it does not have, and has not had, any direct or indirect financial interest in our company in any capacity other than that of serving as the independent registered public accounting firm. Representatives of EisnerAmper will not be present at the Annual Meeting, but will be available by telephone and will have an opportunity to make a statement, if they desire to do so, and will also be available to respond to appropriate questions.

Information about Change of Independent Registered Public Accounting Firm

J.H. Cohn LLP had served as our independent registered public accounting firm since August 31, 2009. J.H. Cohn audited our financial statements for 2008 and 2009 in connection with our 2010 convertible note financing and our initial public offering that we completed on December 22, 2010. On January 13, 2011, our Board dismissed J.H. Cohn as our independent registered public accounting firm.

J.H. Cohn’s reports on our financial statements as of December 31, 2009 and 2008, and for the two years then ended and for the period from October 7, 2005 (inception) to December 31, 2009 did not contain an adverse opinion or a disclaimer of opinion, although the report contained an explanatory paragraph relating to our ability to continue as a going concern, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the two years ended December 31, 2010 and through January 13, 2011, there were no: (a) disagreements with J.H. Cohn on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to J.H. Cohn’s satisfaction, would have caused J.H. Cohn to make reference to the subject matter thereof in connection with its reports on our financial statements as of December 31, 2009 and 2008, and for the two years then ended and for the period from October 7, 2005 (inception) to December 31, 2009; or (b) “reportable events”, as defined under Item 304(a)(1)(v) of Regulation S-K.  However, J.H. Cohn identified material weaknesses in our financial reporting process with respect to lack of accounting expertise, segregation of duties and lack of independent review over financial reporting.

J.H. Cohn has indicated to us that it concurs with the foregoing statements contained in the paragraphs above as they relate to J.H. Cohn and has furnished a letter dated January 20, 2011 to the United States Securities and Exchange Commission, or SEC, to this effect. A copy of this letter was filed with the SEC as an exhibit to our 8-K, dated January 20, 2011.

On January 18, 2011, we appointed EisnerAmper as Ventrus’ independent registered public accounting firm for the year ended December 31, 2010. In addition, in March 2011, we engaged EisnerAmper to audit our financial statements for the years ended December 31, 2006 to December 31, 2009 and the period from October 7, 2005 (inception) to December 31, 2005 and for the period from October 7, 2005 (inception) to December 31, 2011 to save expenses on future filings with the SEC.

During the two years ended December 31, 2010 and through January 18, 2011, neither we nor anyone acting on our behalf consulted with EisnerAmper regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Vote Required

The affirmative vote of the holders of a majority of the shares of our common stock present or represented and entitled to be voted at the meeting shall constitute ratification of the appointment of EisnerAmper LLP.

Our Board of Directors has unanimously approved and recommends a vote “FOR” the ratification of the appointment of EisnerAmper LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

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PROPOSAL NO. 3 —

PROPOSAL NO. 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), our Board is submitting a “say on pay” proposal for stockholder consideration. While the vote on executive compensation is nonbinding and solely advisory in nature, our Board and the Compensation Committee value the opinion of our stockholders and will review the voting results and seek to determine the causes of any significant negative voting result to better understand issues and concerns not previously presented.

Executive compensation is an important matter for our stockholders. The core of our executive compensation philosophy and practice continues to be to pay for performance. Our executive officers are compensated in a manner consistent with our strategy, competitive practice, sound corporate governance principles, and stockholder interests and concerns. We believe our compensation program is strongly aligned with the long-term interests of our stockholders. Compensation of our executive officers is designed to enable us to attract and retain talented and experienced senior executives to lead us successfully in a competitive environment.

The compensation of the Named Executive Officers is described on pages 20-30, including the Compensation Discussion and Analysis (“CD&A”) on pages 20-22. The CD&A section of this proxy statement provides additional details on our executive compensation, including our compensation philosophy and objectives and the fiscal 2011 compensation of the Named Executive Officers.

We are asking stockholders to vote on the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in the proxy statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table for fiscal 2011 and the other related tables and disclosures).”

As indicated above, the stockholder vote on this resolution will not be binding on us or on our Board, and will not be construed as overruling any decision by us or by our Board. The vote will not be construed to create or imply any change to our fiduciary duties or those of our Board, or to create or imply any additional fiduciary duties for us or our Board.

Vote Required

The affirmative vote of the holders of a majority of the shares of our common stock present or represented and entitled to vote at the meeting is required to approve the compensation of our Named Executive Officers, as disclosed in this proxy statement.

Our Board of Directors has unanimously approved and recommends a vote “FOR” the approval of the compensation of our Named Executive Officers, as disclosed in this proxy statement.

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PROPOSAL NO. 4—

ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTES
ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, we are also required to seek a nonbinding advisory stockholder vote regarding the frequency of submission to stockholders of a “say on pay” advisory vote such as Proposal No. 3. The Dodd-Frank Act specifies that stockholders be given the opportunity to vote on our executive compensation programs either annually, every two years or every three years. Although this vote is advisory and nonbinding, our Board will review voting results and give serious consideration to the outcome of such voting.

Our Board recognizes the importance of receiving regular input from our stockholders on important issues such as our compensation programs. Our Board also believes that a well-structured compensation program should include plans that drive creation of stockholder value over the long term, and that it should receive advisory input from our stockholders each year. As discussed under “Executive Compensation - Compensation Discussion and Analysis,” the three primary components of annual compensation for our Named Executive Officers are salary, cash incentive bonuses and stock options, which we believe is fairly standard for small pharmaceutical companies such as ours. Additionally, the salaries and cash bonus levels for our Named Executive Officers are established in their employment agreements, which run until December 2013. As a result, we believe that this standard and primarily contract driven compensation does not argue for an annual “say on pay” advisory vote by our stockholders. Accordingly, the Board recommends that you vote in favor of an advisory vote on our compensation programs every three years.

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, as indicated above, the stockholder vote on the frequency of nonbinding stockholder votes to approve executive compensation will not be binding on us or our Board, and will not be construed as overruling any decision by us or our Board. The vote will not be construed to create or imply any change to our fiduciary duties or those of our Board, or to create or imply any additional fiduciary duties for us or our Board.

Vote Required

The frequency—every one, two or three years—receiving the greatest number of votes cast shall be deemed the recommendation of the stockholders for the frequency of future advisory votes on executive compensation.

Our Board of Directors has unanimously approved and recommends a vote to hold future advisory votes on executive compensation every “THREE” years.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

The following table sets forth certain information regarding the ownership of shares of our common stock as of March 30, 2012 by (1) each person known by us to beneficially own more than 5% of the outstanding shares of common stock, (2) each director of our company, (3) each of the Named Executive Officers, as listed in the Summary Compensation Table below, and (4) all directors and executive officers of our company as a group.

This table is based upon information supplied by our Named Executive Officers, directors and principal stockholders and from Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Share ownership in each case includes shares issuable upon exercise of options and warrants that may be exercised within 60 days after March 30, 2012 for purposes of computing the percentage of common stock owned by such person, but not for purposes of computing the percentage owned by any other person. Unless otherwise noted, the address for each person listed is 99 Hudson Street, 5th Floor, New York, New York 10013. Applicable percentages are based on 12,444,646 shares outstanding on March 30, 2012.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage Owned (%)

5% Stockholders:
Lindsay A. Rosenwald, M.D. (1)	1,271,084	9.97%
c/o Paramount Biosciences, LLC
787 7th Avenue, 48th Floor
New York, NY 10019

Elliott Associates, L.P. and its affiliates (2)	1,227,158	9.86%
40 West 57th Street, 30th Floor
New York, NY 10019

Great Point Partners, LLC and its affiliates (3)	750,000	6.03%
165 Mason Street, 3rd Floor
Greenwich, CT 06830

FMR LLC and its affiliates (4)	722,791	5.81%
787 7th Avenue, 48th Floor
New York, NY 10019

RA Capital Management, LLC and its affiliates (5)	718,519	5.77%
20 Park Plaza, Suite 1200
Boston, MA 02116

Prudential Financial, Inc. and its affiliates(6)	689,447	5.54%
751 Broad Street
Newark, NJ 07102

Directors and Named Executive Officers:
Anthony Altig	0	0
Mark Auerbach (7)	33,334	*
Russell H. Ellison (8)	390,465	3.04%
Joseph Felder (9)	47,016	*
Myron Holubiak (10)	33,334	*
Thomas Rowland (11)	220,053	1.74%
David J. Barrett (12)	203,946	1.61%

All directors and executive officers as a group (6 persons) (13)	928,148	6.95%

*	Less than 1%.

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(1)	Based on information contained in Schedule 13G filed with the SEC on April 2, 2012 by Lindsay A. Rosenwald, M.D. Includes (i) 797,785 shares of common stock and 187,507 shares of common stock underlying warrants held by Paramount BioSciences, LLC, of which Dr. Rosenwald is the sole member, (ii) 51,136 shares held by Capretti Grandi, LLC, an affiliate of Dr. Rosenwald, and (iii) 118,581 shares issuable upon the exercise of warrants held by National Securities Corporation, an affiliate of Dr. Rosenwald. Does not include 6,733 shares of common stock and 1,347 shares of common stock underlying warrants held by a trust established for the benefit of Dr. Rosenwald’s children, or 64,515 shares of common stock and 28,400 shares issuable upon the exercise of warrants held by four trusts established for the benefit of Dr. Rosenwald and his family. Dr. Rosenwald disclaims beneficial ownership of the excluded shares, except to the extent of his pecuniary interest therein.

(2)	Based on information contained in Schedule 13G/A filed with the SEC on February 14, 2012 by Elliott Associates, L.P. (“Elliott Associates”) and its wholly owned subsidiaries, Elliott International, L.P. (“Elliott International”) and Elliott International Capital Advisors Inc. (“International Advisors”). According to the Schedule 13G/A, this includes: (i) 864,158 shares held by Elliott Associates, 622,158 of which are held indirectly through Manchester Securities Corporation, a wholly owned subsidiary of Elliott Associates; and (ii) 363,000 shares held by Elliott International. Elliott Associates reported the following on Schedule 13G/A: Mr. Paul E. Singer, Elliott Capital Advisors, L.P. (“Capital Advisors”), which is controlled by Mr. Singer, and Elliott Special GP, LLC (“Special GP”), which is controlled by Mr. Singer, are the general partners of Elliott Associates. Hambledon, Inc. (“Hambledon”) is the general partner of Elliott International. International Advisors is the investment manager for Elliott International. Elliott Associates individually beneficially owns 864,158 shares. Elliott International and International Advisors together beneficially own 363,000 shares. Elliott Associates, Elliott International and International Advisors together beneficially own an aggregate of 1,227,158 shares. Elliott Associates possesses the sole power to dispose or to direct the disposition of, and to vote or to direct the vote of, 864,158 shares. Elliott International and International Advisors share power to dispose or to direct the disposition of, and to vote or to direct the vote of, 363,000 shares. The principal business address of Elliott International and Hambledon is reported as c/o Maples & Calder, P.O. Box 309, Ugland House, South Church Street, George Town, Cayman Islands, British West Indies.

(3)	Based on the information contained in Schedule 13G filed with the SEC on February 14, 2012 by Great Point, Dr. Jeffrey R. Jay and Mr. David Kroin. According to the Schedule 13G, this includes (i) 322,577 shares held by Biomedical Value Fund, L.P. (“BVF”), (ii) 206,937 shares held by Biomedical Offshore Value Fund, Ltd. (“BOVF”), (iii) 79,123 shares held by Biomedical Institutional Value Fund, L.P. (“BIVF”), (iv) 44,124 shares held by Lyrical Multi-Manager Fund, LP (“Lyrical”), (v) 19,173 shares held by Lyrical Multi-Manager Offshore Fund, Ltd. (“Lyrical Offshore”), (vi) 63,297 shares held by Class D Series of GEF-PS, LP (“GEF-PS”), (vii) 2,110 shares held by David J. Morrison, and (viii) 12,659 shares held by WS Investments III, LLC, (“WS”). Great Point reported the following on Schedule 13G: Great Point is the investment manager of BVF, BOVF, BIVF, Lyrical, Lyrical Offshore and GEF-PS, and by virtue of such status may be deemed the beneficial owner of the shares held by these entities. Great Point is also the investment manager of the shares held by Mr. Morrison and WS, and by virtue of such status may be deemed the beneficial owner of the shares held by Mr. Morrison and WS. Each of Dr. Jay, as senior managing member of Great Point, and Mr. Kroin, as special managing member of Great Point, has voting and investment power with respect to the shares held by each entity and person, and therefore may be deemed the beneficial owner of such shares.

(4)	Based on the information contained in Schedule 13G filed with the SEC on February 14, 2012 by FMR LLC (“FMR”), Fidelity Management & Research Company (“Fidelity M&R”), Fidelity Select Biotechnology Portfolio (“Fidelity Select”) and Mr. Edward C. Johnson, III. According to the Schedule 13G, this includes 681,696 shares held by Fidelity Select. FMR reported the following on Schedule 13G: FMR is the parent of Fidelity M&R and Fidelity Select and Mr. Johnson is the Chairman of FMR. Mr. Johnson and FMR, through its control of Fidelity M&R and Fidelity Select, each has sole power to dispose of the 722,791 shares but neither has the sole power to vote or direct the voting of the shares, which power resides with the Board of Trustees of Fidelity M&R and Fidelity Select.

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(5)	Based on the information contained in Schedule 13G/A filed with the SEC on February 14, 2012 by Mr. Peter Kolchinsky, RA Capital Management, LLC (“Capital”) and RA Capital Healthcare Fund, L.P. (“Fund”). According to Schedule 13G/A, this includes (i) 376,457 shares held by Fund, and (ii) 342,062 shares held by a separate investment vehicle for which Capital serves as the investment adviser (the “SIV”). Capital reported the following on Schedule 13G/A: Capital, as the investment adviser and sole general partner of the Fund and investment adviser to the SIV, and Mr. Kolchinsky as the manager of Capital, each beneficially own 718,519 shares. Capital, as the investment adviser and sole general partner of the Fund and as the investment adviser to the SIV, has the sole authority to vote and dispose of 718,519 shares. The Manager, by virtue of his position as manager of Capital, has the sole authority to vote and dispose of 718,519 shares.

(6)	Based on information contained in Schedule 13G filed with the SEC on February 14, 2012 by Prudential Financial, Inc. (“Prudential”), The Prudential Insurance Company of America, Jennison Associates LLC (“Jennison”), Prudential Investment Management, Inc. (“Prudential Investment”) and Quantitative Management Associates, LLC (“Quantitative Management”). On Schedule 13G, Prudential reported that it may share voting and dispositive power over 689,447 shares which are held directly by Prudential Investment, Jennison and Quantitative Management. Prudential is the parent of Prudential Investment, Jennison and Quantitative Management.

(7)	Includes 33,334 shares that Mr. Auerbach has the right to acquire from us within 60 days of March 30, 2012 pursuant to the exercise of stock options.

(8)	Includes (i) 8,065 shares of our common stock issuable upon exercise of a warrant, and (ii) 382,400 shares that Dr. Ellison has the right to acquire from us within 60 days of March 30, 2012 pursuant to the exercise of stock options.

(9)	Includes 47,016 shares that Dr. Felder has the right to acquire from us within 60 days of March 30, 2012 pursuant to the exercise of stock options.

(10)	Includes 33,334 shares that Mr. Holubiak has the right to acquire from us within 60 days of March 30, 2012 pursuant to the exercise of stock options.

(11)	Includes (i) 18,387 shares held by Mr. Rowland, and (ii) 201,666 shares that Mr. Rowland has the right to acquire from us within 60 days of March 30, 2012 pursuant to the exercise of stock options.

(12)	Includes 203,946 shares that Mr. Barrett has the right to acquire from us within 60 days of March 30, 2012 pursuant to the exercise of stock options.

(13)	Includes the shares described in footnotes (7) through (12).

DIRECTOR COMPENSATION

Our Board consists of five individuals. Four directors are independent as defined by NASDAQ Marketplace Rules: Anthony E. Altig, Mark Auerbach, Dr. Joseph Felder and Myron Holubiak. Our fifth director is Russell H. Ellison, who also is our President, Chief Executive Officer and Chairman of the Board.

The following table shows the compensation earned by each of our non-employee directors for the year ended December 31, 2011.

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Non-Employee Director Compensation in Fiscal 2011

Name (1)	Fees Earned or Paid in Cash	Option Awards ($)(2)(3)	All Other Compensation ($)	Total ($)

Mark Auerbach	$30,000	$60,274	-0-	$90,274
Joseph Felder	28,750	60,274	-0-	89,024
Myron Holubiak	28,750	60,274	-0-	89,024

(1)	As of December 31, 2011, our non-employee directors held options to purchase the following number of shares of our common stock: Mr. Auerbach, 45,000 shares; Dr. Felder, 47,016 shares; and Mr. Holubiak, 45,000 shares.

(2)	Thomas Rowland was hired as our Chief Business Officer on September 1, 2011. He resigned from our Board on January 17, 2012. Mr. Rowland is not included in this table; the options he received as director are disclosed in the column titled “Option Awards” and the directors fees he received are disclosed in the column titled “All Other Compensation” in the Summary Compensation Table below.

(3)	The reported amount in the table above of the stock option grants made in 2011 represents the aggregate grant date fair value of the options computed in accordance with FASB ASC Topic 718.

In November 2010, our Board established the non-employee director compensation structure, which consists of cash and equity compensation. Upon a director’s first election to the Board, he or she will be granted an option to purchase 35,000 shares of our common stock. Each director will be granted an option annually for his or her prior year’s service on the Board in an amount to be determined by the Board. The grant to a director, who, at the time of the grant, has served less than a full year prior to the date of grant, will be pro-rated for that portion of the year actually served.

For most of 2011, the cash compensation consisted of an annual cash fee of $5,000. Committee members received an additional $5,000, the Chairs of the Nominating and Governance Committee and the Compensation Committee each received an additional $2,500 and the Chair of the Audit Committee received an additional $5,000. The cash compensation component was not effective until such time as we had raised cumulative net proceeds from equity financings (including our initial public offering) and partnership and licensing transactions of $20.0 million. This contingency was met on July 19, 2011, when we closed on our underwritten public offering.

In September 2011, the Compensation Committee engaged Frederick W. Cook & Co., an independent compensation consultant, to review our non-employee director compensation as compared to that of comparable small public companies in the industry. In November 2011, based on the recommendation of Frederick W. Cook & Co., our Board, with the recommendation of the Compensation Committee, approved a change in non-employee director compensation. Directors receive a grant of 10,000 options annually. Upon joining the Board, a new director will be granted 35,000 stock options; in the next calendar year, that director will receive no options; and in the next calendar year he will receive the 10,000 annual grant of options to all directors. Each non-employee director receives an annual cash fee of $40,000, payable quarterly. The chairman of the Audit Committee receives an additional annual cash fee of $5,000. This new cash compensation became effective in the fourth quarter of 2011. Beginning in January 2012, the lead independent director receives an additional $5,000.

In November 2011, our Board of Directors granted to each non-employee director a grant of 10,000 fully-vested stock options to compensate the non-employee directors for services provided in 2011.

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EXECUTIVE COMPENSATION

Our executive officers are Dr. Russell H. Ellison, our President and Chief Executive Officer, and David J. Barrett, our Chief Financial Officer. Information on Dr. Ellison is provided under “Proposal No. 1 – Election of Directors” above. Information on Dr. Barrett is below.

Name	Age (as of 03/31/12)	Business Experience For Last Five Years
David J. Barrett	36

Mr. Barrett joined us as Chief Financial Officer in July 2010. From April 2006 to September 2009, Mr. Barrett served as Chief Financial Officer of Neuro-Hitech, Inc., a public company focused on developing, marketing and distributing branded and generic pharmaceutical products. From September 2003 to April 2006, Mr. Barrett was the Chief Financial Officer /Vice President of Finance of Overture Asset Managers and Overture Financial Services, which, at the time, was a start-up asset management firm that assembled investment products and platforms to distribute turnkey and unbundled investment solutions to financial intermediaries and institutional investors. From July 1999 to September 2003, Mr. Barrett was employed as a Manager at Deloitte & Touche, LLP. Mr. Barrett received his B.S. in Accounting and Economics in May of 1998 and his M.S. in Accounting in May of 1999 from the University of Florida. He is a certified public accountant.

Name	Age (as of 03/31/12)	Business Experience For Last Five Years
Thomas Rowland	46

Mr. Rowland was hired as our Chief Business Officer in September 2011. Mr. Rowland joined Ventrus Biosciences in April 2007 as a director, a position he held until January 2012, and as our Chief Executive Officer, a position he held until February 2009. From March 2009 to June 2010, he served as our Acting President. Prior to Ventrus, Mr. Rowland was founder and principal of his own consulting firm, consulting to various pharmaceutical and biotechnology companies in the areas of business development, marketing and launch preparation. He continued these consulting services from March 2009 to January 2010. In February 2010, Mr. Rowland became Vice President of Commercial Development for Alnara Pharmaceuticals, Inc., which was acquired by Eli Lilly and Company. Mr. Rowland currently is a Product Director for Eli Lilly. Mr. Rowland started consulting in 2006 after serving as Vice President of the Gastroenterology and Women’s Health Business Unit at Solvay Pharmaceuticals, Inc., where he oversaw all commercial operations for the over $250 million and 250 person unit. Prior to being named Vice President, Mr. Rowland successfully led the turnaround of the gastrointestinal franchise, returning the franchise to positive sales growth, record sales and profitability. Mr. Rowland had the commercial responsibilities for the gastroenterology franchise at Solvay from 2000 to 2005. During that time Mr. Rowland was the commercial lead in the licensing of diltiazem and phenylephrine from S.L.A. Pharma. Mr. Rowland’s responsibilities included the commercial assessment and strategic guidance of diltiazem and phenylephrine. The Solvay R&D department, however, was responsible for the development of diltiazem and phenylephrine and Mr. Rowland was not part of that department. Mr. Rowland’s initial work in the gastroenterology therapeutic area started when he joined Scandipharm, Inc. in 1998 as Director of Marketing to assist in the company turnaround which resulted in the sale of the company to Axcan Pharmaceuticals. Mr. Rowland started his career in 1990 at UCB Pharma, Inc. where he spent over eight years in various positions of increasing responsibility including sales, market research and product management. Throughout his career, Mr. Rowland has participated in numerous successful new product and line extension launches. In addition, in senior management roles, he has contributed to several product, franchise and company turnarounds. Mr. Rowland earned his B.S. in Finance from Metropolitan State University in Denver, Colorado in 1989. Among other experience, qualifications, attributes and skills, Mr. Rowland’s extensive experience in managing pharmaceutical companies, including his prior employment with our company, led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure. Mr. Rowland was elected Chairman of our Board in May 2010, a position he held until January 2011.

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Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis explains our compensation philosophy, policies and practices with respect to our Chief Executive Officer, Chief Financial Officer and Chief Business Officer who are our only executive officers and who we refer to as our Named Executive Officers. Our Board has delegated responsibility for creating and reviewing the compensation of our entire senior management team, including our Named Executive Officers, to the Compensation Committee of our Board. The role of the Compensation Committee is to oversee our compensation and benefit plans and policies, to administer our equity incentive plans and to review and make recommendations to our Board, generally on an annual basis, regarding all compensation decisions for our Named Executive Officers.

Compensation Objectives

Objectives of Executive Compensation Program

The Compensation Committee of our Board has responsibility for establishing and monitoring our executive compensation program. The primary objectives of the Compensation Committee with respect to executive compensation are to attract, retain and motivate executive officers who will make important contributions to the achievement of our business goals and success. The Compensation Committee believes that the most effective executive compensation program will reward the achievement of annual, long-term and strategic goals of our company. Our executive compensation program has been designed to link short- and long-term cash and equity incentives to the achievement of measurable corporate and individual performance objectives, and to align executives’ incentives with stockholder value creation. To achieve these objectives, the Compensation Committee has recommended that we maintain, and expects to continue to recommend further implementation of, compensation plans that tie a substantial portion of our Named Executive Officers’ overall compensation to our research, development, and operational performance.

The Compensation Committee, with the input of management, develops our compensation plans by utilizing publicly available compensation data for national and regional companies in the biopharmaceutical industry. The Compensation Committee also considers competitive market practices based on the experience of the members of the Compensation Committee. While disparities in market capitalization, size, product pipeline and other factors may exist, we believe that the practices of national, regional and other companies in the biopharmaceutical industry provide us with appropriate comparative compensation guidance, because these companies operate in our same industry, tend to have similar organizational structures and tend to compete with us for executives and other employees. We select companies against which to measure our compensation practices in an informal manner and have not established a definitive group of peer companies against which we measure ourselves. The companies we select at any time depend on the data that is available to us, publically or otherwise, at the time we review our compensation practices.

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Based on these overall objectives and philosophy, the Compensation Committee has designed an executive compensation program that generally seeks to bring base salaries and total executive compensation in line with the companies at a similar stage of clinical development represented in the compensation data we review. Our program allows the Compensation Committee to determine each component of an executive’s compensation based on a number of factors, including (a) the executive’s overall experience and skills (with an emphasis on particular industry experience), (b) the executive’s position and responsibilities in comparison to other executives at the company and (c) the demand within our market for the executive’s skills relative to other executives in our industry.

We have also implemented an annual performance program, under which annual corporate goals are proposed by management and approved by the Compensation Committee at the start of each calendar year. These corporate goals include the achievement of qualitative operational goals and predefined research and development milestones. Each goal is weighted as to importance by the Compensation Committee. The individual performance of our Named Executive Officers is based on the level of achievement of a combination of corporate goals and goals related to their respective areas of responsibility. Annual bonuses granted to our Named Executive Officers are tied to the achievement of these corporate goals. The Board, generally based on a recommendation of the Compensation Committee, approves all salary increases, as well as bonuses and stock option awards, if any, for Named Executive Officers. Annual base salary increases and annual bonuses, to the extent granted, are generally implemented during the first calendar quarter of the year.

Components of our Executive Compensation Program

The principal components of our executive compensation program are base salary, annual bonus, and long-term incentives. Our Compensation Committee believes that each component of executive compensation must be evaluated and determined with reference to competitive market data, individual and corporate performance, our recruiting and retention goals, internal equity and consistency, and other information we deem relevant. We believe that in the biopharmaceutical industry stock option awards are a primary motivator in attracting and retaining executives, in addition to salary and cash incentive bonuses.

The components of our compensation package are set forth below.

Base Salary

We provide base salaries for our Named Executive Officers to compensate them for their services rendered during the fiscal year. Base salaries for our Named Executive Officers have been established based on their position and scope of responsibilities, their prior experience and training, and competitive market compensation data we review for similar positions in our industry.

Base salaries are reviewed periodically and may be increased for merit reasons based on the executive’s performance, for retention reasons or if the base salary is not competitive to salaries paid by comparative companies for similar positions. Additionally, we may adjust base salaries throughout the year for promotions or other changes in the scope or breadth of an executive’s role or responsibilities.

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Annual Bonus

A significant element of the cash compensation of our Named Executive Officers is an annual performance-based cash bonus. A named executive officer’s target bonus is generally set as a percentage of base salary to reward strong performance and retain his or her employment in a competitive labor market. In the case of Dr. Ellison and Mr. Rowland, their employment agreements provide an annual bonus of up to 50% and 20% of their base salary, respectively. For 2011, the Board established for Mr. Barrett a bonus of up to 25% of his salary; Mr. Barrett’s employment agreement did not initially provide for a specific amount for an annual performance-based cash bonus. In August 2011, Mr. Barrett's employment was amended to provide an annual bonus of up to 25% of his base salary. Bonuses are based on the achievement of significant company goals, including research, clinical development, financial, business development and operational milestones, with specific goals tailored to the executive officer’s area of responsibility. The performance goals generally are determined by our Compensation Committee in the first quarter of the calendar year but the bonuses are determined at the time bonuses are paid. Additionally, the Board or the Compensation Committee may increase or decrease an executive’s bonus payment (above or below the target) based on its assessment of the company’s and an executive’s individual performance during a given year. For 2011, annual bonuses were based on achievement of company goals related to development of VEN 309 and VEN 307, business development/strategic planning for VEN 309, VEN 307 and VEN 308, corporate development and financial operations. Each officer's potential bonus was weighted differently for each set of goals, depending on his respective area of responsibility. The development goals for VEN 309 and VEN 307 were met only partially, primarily due to a delay in enrollment for the Phase III trial for VEN 309. The strategic planning/business development goals were missed slightly in that no strategic plan was produced for VEN 308. All corporate development goals were met. The financial operations goals were based on eliminating previously identified material weaknesses in internal controls over financial reporting and timely and materially compliant filings, all of which were met. For these four goals combined, Dr. Ellison achieved 10%, 18%, 10% and 20% out of possible 50%, 20%, 10% and 20% weightings, respectively (for an overall 58% achievement), Mr. Barrett achieved 7%, 18%, 10% and 60% out of a possible 10%, 20%, 10% and 60%, respectively (overall achievement of 95%), and Mr. Rowland achieved 7%, 68%, 10% and 5% out of a possible 10%, 75%, 10% and 5%, respectively (overall achievement of 90%). For the goal related to the development of VEN 309, Mr. Ellison voluntarily recommended that he receive no credit for the trial enrollment portion because the decision affecting enrollment was his responsibility and not within the other officers’ oversight and Dr. Ellison did not believe the other officers should be penalized. The resulting bonuses for Dr. Ellison, Mr. Barrett and Mr. Rowland were $108,750, $60,000 and $15,000, respectively; Mr. Rowland's bonus was prorated due to his having been hired on September 1, 2011.

Long-term Incentives

Our equity-based long-term incentive program is designed to align our Named Executive Officers’ long-term incentives with stockholder value creation. We believe that long-term participation by our executive officers in equity-based awards is a critical factor in the achievement of long-term company goals and business objectives. Our 2010 Plan allows the grant to executive officers of stock options, as well as other forms of equity incentives, as part of our overall compensation program. Grants of options to our executive officers other than our Chief Executive Officer are recommended by the Chief Executive Officer and finalized by the Compensation Committee and/or the Board. Grants of options to our Chief Executive Officer are made by the Compensation Committee and/or the Board.

Dr. Ellison's and Mr. Barrett's employment agreements each originally contained a provision for a first incentive bonus of $250,000 in the event that our market capitalization exceeds $100 million for a period of 30 consecutive trading days with an average trading volume of the common stock during such period of at least 100,000 shares per trading day and a second incentive bonus of $500,000 in the event that our market capitalization exceeds $250 million for a period of 30 consecutive trading days with an average trading volume of the common stock during such period of at least 100,000 shares per trading day. The first threshold was met in August 2011 and this bonus was paid in September 2011. On August 24, 2011, we amended Dr. Ellison’s and Mr. Barrett’s employment agreements to provide that if the second market capitalization threshold is attained, the second market capitalization bonus will be paid in a combination of shares of our common stock worth $300,000 and $200,000 in cash.  The valuation of the shares of common stock was determined by the closing price of our common stock as reported on NASDAQ on August 24, 2011 ($9.85), and resulted in a share amount to which each of Dr. Ellison and Mr. Barrett is entitled if the market capitalization threshold is attained of 30,457 shares of our common stock.

Other Compensation

We maintain broad-based benefits and perquisites that are provided to all eligible employees, including health insurance, life and disability insurance, dental insurance and paid vacation.

Severance and Change in Control Benefits

If the severance payments called for in the agreements for Dr. Ellison, Mr. Barrett and Mr. Rowland had been triggered on December 31, 2011, we would have been obligated to make the following payments:

Name	Cash Payment Per Month (# of months paid)	Benefits ($ per month) and (# of months paid)			Number of Options that Would Vest (Market Value)(1)
Russell H. Ellison	$31,250 (6 mos)	$0	(6 mos)	(2)	573,599 ($1,152,934)
David J. Barrett	$20,833 (6 mos)	$670	(6 mos)		305,920 ($614,899)
Thomas Rowland	$20,833 (6 mos)	$1,919	(6 mos)		285,000 ($467,850)

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(1)	The market value equals the difference between $8.01, the fair market value of the shares that could be acquired based on the closing sale price per share of our common stock on the NASDAQ Capital Market on December 30, 2011 (the last trading day of 2011), and the exercise prices for the underlying stock options.
(2)	Dr. Ellison does not participate in our health insurance plan.

Pursuant to the stock option agreements between us and the Named Executive Officers, in the event of a merger or other change in control of our company (as defined above), vesting of outstanding stock options will automatically accelerate.

Tax and Accounting Considerations

U.S. federal income tax generally limits the tax deductibility of compensation we pay to our Named Executive Officers to $1.0 million in the year the compensation becomes taxable to the executive officers. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. Rather, we seek to maintain flexibility in how we compensate our executive officers so as to meet a broader set of corporate and strategic goals and the needs of stockholders, and as such, we may be limited in our ability to deduct amounts of compensation from time to time. Accounting rules require us to expense the cost of our stock option grants. Because of option expensing and the impact of dilution on our stockholders, we pay close attention to, among other factors, the type of equity awards we grant and the number and value of the shares underlying such awards.

Pension Benefits

We do not maintain any qualified or non-qualified defined benefit plans. As a result, none of our Named Executive Officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. Our Compensation Committee may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in our best interests.

Nonqualified Deferred Compensation

None of our Named Executive Officers participate in or have account balances in nonqualified defined contribution plans or other non-qualified deferred compensation plans maintained by us. Our Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or other non-qualified deferred compensation benefits in the future if it determines that doing so is in our best interests.

Summary Compensation Table

The following table sets forth all compensation earned in the fiscal years ended December 31, 2011, 2010 and 2009 by our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards (1) ($)		Non-equity incentive plan compensation (2) ($)	All other compensation ($)		Total ($)
Russell H. Ellison, M.D.	2011	$375,000	$325,000	$-	$-		$108,750	$-		$808,750
President and Chief	2010	-	-	-	2,785,384		-	210,000	(3)	2,995,384
Executive Officer	2009	-	-	-	-		-	-		-

David J. Barrett	2011	$250,000	$250,000	$-	$-		$60,000	$-		$560,000
Chief Financial	2010	-	-	-	1,485,541		-	105,000	(3)	1,590,541
Officer	2009	-	-	-	-		-	-		-

Thomas Rowland(4)	2011	$83,333	$-	$-	$1,282,143	(5)	$15,000	$16,667	(6)	$1,397,976
Chief Business	2010	-	-	-	168,653		-	-		168,653
Office	2009	50,000	-	-	-		-	62,500	(7)	112,500

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(1)	The reported amounts represent the grant date fair value of the award, computed in accordance with FASB ASC Topic 718.

(2)	Non-equity incentive plan compensation represents amounts paid as annual performance awards.

(3)	Consists of consulting fees. Prior to December 20, 2010, Dr. Ellison and Mr. Barrett served pursuant to consulting contracts and were not employees.

(4)	Mr. Rowland resigned in February 2009 and was rehired on September 1, 2011.

(5)	Option granted when Mr. Rowland was a director.

(6)	Consists of director’s fees.

(7)	Consists of severance payments.

Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards made to our Named Executive Officers in 2011. The only plan-based awards granted were stock options; no non-equity awards were granted. All stock options granted to our Named Executive Officers are incentive stock options, to the extent permissible under the Internal Revenue Code. The exercise price per share of each stock option granted to our Named Executive Officers was equal to the fair market value of our common stock as determined in good faith by our Board on the date of the grant. All stock options listed below were granted under our 2010 Equity Incentive Plan.

		Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: number of shares of	All other option awards: number of securities underlying		Exercise or base price of option	Grant date fair value of stock and option
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	stock or units (#)	options (#) (1)		awards ($/Sh)	awards (2) ($)
Russell H. Ellison, M.D.	N/A	$—	$187,500	$—	—	—	—	—	—		$—	$—
David J. Barrett	N/A	—	62,500	—	—	—	—	—	—		$—	$—
Thomas Rowland (3)	1/25/11	—	16,665	—	—	—	—	—	250,000	(4)	$6.42	$1,282,143

(1)	The Named Executive Officers were each granted the number of options provided next to their names in the table. The option grant to Mr. Rowland vests one-third on the date of the grant and in three equal installments thereafter on the first, second and third anniversary grant dates.
(2)	The grant date fair value of the restricted stock and option awards is calculated in accordance with FASB ASC Topic 718.
(3)	Mr. Rowland resigned as our President and Chief Executive Officer in February 2009 and was rehired as our Chief Business Officer on September 1, 2011.
(4)	This award is a non-incentive stock option granted when Mr. Rowland was a director of the company and in charge of business development for the company in that role.

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Outstanding Equity Awards at December 31, 2011

The following table contains certain information concerning unexercised options for the Named Executive Officers as of December 31, 2011.

Name	Grant date	Number of securities underlying unexercised options exercisable(#)	Number of securities underlying unexercised options unexercisable(#)	Option exercise price ($)	Option expiration date
Russell H. Ellison, M.D.(1)	12/22/10	382,399	191,200	$6.00	12/22/20
David J. Barrett(2)	12/22/10	203,948	101,974	$6.00	12/22/20
Thomas Rowland (3)	1/25/11	83,333	166,667	$6.42	1/25/21

(1)	In respect of the awards granted to Dr. Ellison, one-third of the options vest on the grant date, one-third vest on the first anniversary of the grant date and one-third vest on the second anniversary of the grant date.
(2)	In respect of the awards granted to Mr. Barrett, one-third of the options vest on the grant date, one-third vest on the first anniversary of the grant date and one-third vest on the second anniversary of the grant date.
(3)	In respect of the awards granted to Mr. Rowland, one-third of the options vested on the date of grant and the remaining amount vests in three equal installments on the first, second and third anniversary dates of the grant date.

Option Exercises

None of our named officers exercised any stock options during the year ended December 31, 2011.

Option Repricings

We did not engage in any repricings or other modifications to any of our Named Executive Officers’ outstanding options during the year ended December 31, 2011.

Employment Arrangements

Chief Executive Officer

Dr. Ellison serves as our Chief Executive Officer pursuant to an amended and restated employment agreement, which became effective upon the closing of our initial public offering on December 22, 2010. The agreement has a term of three years. The employment agreement provides for a base salary of $375,000 per year, a guaranteed bonus of $75,000 per year and an annual performance-based bonus of up to 50% of his base salary based on financial, clinical development and business milestones established by the Board. The agreement also provides a first incentive bonus of $250,000 in the event that our market capitalization exceeds $100 million for a period of 30 consecutive trading days with an average trading volume of the common stock during such period of at least 100,000 shares per trading day. This threshold was met in August 2011 and this bonus was paid in September 2011. The agreement also originally provided for a second incentive bonus of $500,000 in the event that our market capitalization exceeds $250 million for a period of 30 consecutive trading days with an average trading volume of the common stock during such period of at least 100,000 shares per trading day. On August 24, 2011, we amended Dr. Ellison’s employment agreement to provide that if the second market capitalization threshold is attained, the second market capitalization bonus will be paid in a combination of shares of our common stock worth $300,000 and $200,000 in cash.  The valuation of the shares of common stock was determined by the closing price of our common stock as reported on NASDAQ on August 24, 2011 ($9.85), and resulted in a share amount to which Dr. Ellison is entitled if the market capitalization threshold is attained of 30,457 shares of our common stock.

Also, pursuant to the agreement, at the completion of our initial public offering, Dr. Ellison received a grant of options to purchase 573,599 shares of our common stock at the initial public offering price of $6.00. This amount was equal to 7.5% of our fully diluted capitalization on that date, giving effect to all shares issuable under all convertible notes, warrants and options outstanding on such date, but excluding shares reserved for grants not issued under our 2007 Stock Incentive Plan. One third of the options vested on grant, one-third vests one year later and the remainder vests two years after grant.

Under the employment agreement, Dr. Ellison is prohibited for six months after termination from (a) engaging in any business within a restricted territory that develops or commercializes prescription drugs for the specific disease treatment of hemorrhoids, anal fissures, and fecal incontinence or other products that compete with products we are developing or selling at the time of his termination, (b) soliciting or working within a restricted territory with our competitors or any other entity that could benefit from Dr. Ellison’s use of our confidential information, (c) becoming financially interested with one of our competitors within a restricted territory, (d) soliciting or accepting business from our competitors, and (e) inducing any employee or consultant of ours to terminate employment or a contractual relationship with us, provided that these provisions will not apply if we do not renew the agreement.

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Set forth below is a description of the potential payments we will need to make upon termination of Dr. Ellison’s employment or upon a change in control of our company.

Termination due to Death, Disability or Change of Control

If Dr. Ellison’s employment is terminated as a result of his death, disability or change of control, we must pay him or his estate, as applicable, his then current base salary for a period of six months following the date of termination and any earned but unpaid incentive bonus and expense reimbursement through the date of his death or disability. All stock options that are scheduled to vest on the next succeeding anniversary of the effective date of the agreement will be accelerated and deemed to have vested as of the termination date. All stock options that have not vested or been deemed to have vested as of the date of termination will be forfeited. Stock options that have vested as of Dr. Ellison’s termination will remain exercisable for 360 days following his termination.

Termination by us For Cause or by Dr. Ellison without Good Reason

If we terminate Dr. Ellison for cause (as defined in the agreement) or if he terminates without good reason (as defined in the agreement), we must pay his then current base salary through the date of his termination and any expense reimbursement amounts owed through the date of termination.

Termination by us for other than Cause or by Dr. Ellison for Good Reason

If Dr. Ellison’s employment is terminated by us other than for cause or by Dr. Ellison for good reason (as defined in the agreement), then we must pay Dr. Ellison his then current base salary and all fringe benefits for a period of six months following such termination, any accrued but unpaid bonus, and any expense reimbursement amounts owed through the date of termination. All stock options granted to Dr. Ellison that are scheduled to vest by the end of the term of the employment agreement will be accelerated and deemed to have vested as of the termination date. Stock options that have vested as of Dr. Ellison’s termination will remain exercisable for 360 days following his termination.

In the agreement, the term “change in control” is defined generally as the acquisition by any person of more than 50% of the voting power of our then outstanding securities, and/or the merger or consolidation of our company or the sale of any or substantially all of our assets.

In the agreement, the term “cause” is defined generally as follows: (i) willful failure, disregard or continuing refusal by Dr. Ellison to perform his duties; (ii) willful, intentional or grossly negligent act by Dr. Ellison that injures, in a material way, our business or reputation; (iii) insubordination by Dr. Ellison with respect to lawful directions received from our Board; (iv) indictment for any felony or a misdemeanor involving moral turpitude; (v) Dr. Ellison engaging in some form of harassment prohibited by law; (vi) any misappropriation or embezzlement of our property; (vii) willful violation of the noncompetition, non-solicitation and confidentiality provisions of the agreement; and/or (viii) breach by Dr. Ellison of any other provision of the agreement that, if capable of being cured, is not cured by him within 30 days.

In the agreement, the term “good reason” is defined generally as: (i) the assignment to Dr. Ellison of duties materially inconsistent with his position and duties as chief executive officer; (ii) any reduction by us of Dr. Ellison’s compensation or benefits; and/or (iii) any requirement that he relocate outside a 30 mile radius of New York, New York.

From June 2010 to December 22, 2010, Dr. Ellison served as our Chief Executive Officer pursuant to a consulting agreement, pursuant to which he was paid $30,000 per month.

Chief Financial Officer

Mr. Barrett serves as our Chief Financial Officer pursuant to an amended and restated employment agreement that became effective upon the closing of our initial public offering on December 22, 2010. The agreement has a term of three years. The employment agreement provides for base salary of $250,000 per year. The agreement also provides a first incentive bonus of $250,000 in the event that our market capitalization exceeds $100 million for a period of 30 consecutive trading days with an average trading volume of the common stock during such period of at least 100,000 shares per trading day. This threshold was met in August 2011 and this bonus was paid in September 2011. The agreement also originally provided for a second incentive bonus of $500,000 in the event that our market capitalization exceeds $250 million for a period of 30 consecutive trading days with an average trading volume of the common stock during such period of at least 100,000 shares per trading day. On August 24, 2011, we amended Mr. Barrett’s employment agreement to provide that if the second market capitalization threshold is attained, the second market capitalization bonus will be paid in a combination of shares of our common stock worth $300,000 and $200,000 in cash.  The valuation of the shares of common stock was determined by the closing price of our common stock as reported on NASDAQ on August 24, 2011 ($9.85), and resulted in a share amount to which Mr. Barrett is entitled if the market capitalization threshold is attained of 30,457 shares of our common stock.

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Also, pursuant to the agreement, at the completion of our initial public offering, Mr. Barrett received a grant of options to purchase 305,920 shares of our common stock at the initial public offering price of $6.00. This amount was equal to 4.0% of our fully diluted capitalization on the date the employment agreement became effective, giving effect to all shares issuable under all convertible notes, warrants and options outstanding on such date, but excluding shares reserved for grants not issued under our 2010 Equity Incentive Plan. One-third of the options vested on grant, one-third vests one year later and the remainder vests two years after grant.

Under the employment agreement, Mr. Barrett is prohibited for six months after termination from (a) engaging in any business within a restricted territory that develops or commercializes prescription drugs for the specific disease treatment of hemorrhoids, anal fissures, and fecal incontinence or other products that compete with products we are developing or selling at the time of his termination, (b) soliciting or working within a restricted territory with our competitors or any other entity that could benefit from Mr. Barrett’s use of our confidential information, (c) becoming financially interested with one of our competitors within a restricted territory, (d) soliciting or accepting business from our competitors, and (e) inducing any employee or consultant of ours to terminate employment or a contractual relationship with us.

Set forth below is a description of the potential payments we will need to make upon termination of Mr. Barrett’s employment or upon a change in control of our company.

Termination due to Death, Disability or Change of Control

If Mr. Barrett’s employment is terminated as a result of his death, disability or change of control, we must pay him or his estate, as applicable, his then current base salary for a period of six months following the date of termination and any earned but unpaid incentive bonus and expense reimbursement through the date of his death or disability. All stock options that are scheduled to vest on the next succeeding anniversary of the effective date of the agreement will be accelerated and deemed to have vested as of the termination date. All stock options that have not vested or been deemed to have vested as of the date of termination will be forfeited. Stock options that have vested as of Mr. Barrett’s termination will remain exercisable for 360 days following his termination.

Termination by us For Cause or by Mr. Barrett without Good Reason

If we terminate Mr. Barrett for cause (as defined in the agreement) or if he terminates without good reason (as defined in the agreement), we must pay his then current base salary through the date of his termination and any expense reimbursement amounts owed through the date of termination.

Termination by us for other than Cause or by Mr. Barrett for Good Reason

If Mr. Barrett’s employment is terminated (i) by us other than for cause or (ii) by Mr. Barrett for good reason (as defined in the agreement), then we must (1) continue to pay Mr. Barrett his then current base salary and all fringe benefits for a period of six months following such termination, (2) any expense reimbursement amounts owed through the date of termination, (3) pay any accrued but unpaid bonus and (4) all stock options granted to Mr. Barrett that are scheduled to vest by the end of the term of the employment agreement shall be accelerated and deemed to have vested as of the termination date. Stock options that have vested as of Mr. Barrett’s termination will remain exercisable for 360 days following his termination.

In the agreement, the term “change in control” is defined generally as the acquisition by any person of more than 50% of the voting power of our then outstanding securities; and/or the merger or consolidation of our company or the sale of any or substantially all of our assets.

In the agreement, the term “cause” is defined generally as follows: (i) willful failure, disregard or continuing refusal by Mr. Barrett to perform his duties; (ii) willful, intentional or grossly negligent act by Mr. Barrett that injures, in a material way, our business or reputation; (iii) insubordination by Mr. Barrett with respect to lawful directions received from our Board; (iv) indictment for any felony or a misdemeanor involving moral turpitude; (v) Mr. Barrett engaging in some form of harassment prohibited by law; (vi) any misappropriation or embezzlement of our property; (vii) willful violation of the noncompetition, nonsolicitation and confidentiality provisions of the agreement; and/or (viii) breach by Mr. Barrett of any other provision of the agreement that, if capable of being cured, is not cured by him within 30 business days.

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In the agreement, the term “good reason” is defined generally as: (i) the assignment to Mr. Barrett of duties materially inconsistent with his position and duties as chief financial officer; (ii) any reduction by us of Mr. Barrett’s compensation or benefits; and/or (iii) any requirement that he relocate outside a 30 mile radius of New York, New York.

From June 2010 to December 22, 2010, Mr. Barrett served as our Chief Financial Officer pursuant to a consulting agreement, pursuant to which he was paid $15,000 per month.

Chief Business Officer

Mr. Rowland serves as our Chief Business Officer pursuant to an employment agreement that became effective on September 1, 2011. The agreement runs until December 31, 2013. The employment agreement provides for base salary of $250,000 per year.

Under the employment agreement, Mr. Rowland is prohibited for six months after termination from (a) engaging in any business within a restricted territory that develops or commercializes prescription drugs for the specific disease treatment of hemorrhoids, anal fissures, and fecal incontinence or other products that compete with products we are developing or selling at the time of his termination, (b) soliciting or working within a restricted territory with our competitors or any other entity that could benefit from Mr. Rowland’s use of our confidential information, (c) becoming financially interested with one of our competitors within a restricted territory, (d) soliciting or accepting business from our competitors, and (e) inducing any employee or consultant of ours to terminate employment or a contractual relationship with us.

Set forth below is a description of the potential payments we will need to make upon termination of Mr. Rowland’s employment or upon a change in control of our company.

Termination due to Death, Disability or Change of Control

If Mr. Rowland’s employment is terminated as a result of his death, disability or change of control, we must pay him or his estate, as applicable, his then current base salary for a period of six months following the date of termination and any earned but unpaid incentive bonus and expense reimbursement through the date of his death or disability. All stock options that are scheduled to vest on the next succeeding anniversary of the effective date of the agreement will be accelerated and deemed to have vested as of the termination date. All stock options that have not vested or been deemed to have vested as of the date of termination will be forfeited. Stock options that have vested as of Mr. Rowland’s termination will remain exercisable for 360 days following his termination.

Termination by us For Cause or by Mr. Rowland without Good Reason

If we terminate Mr. Rowland for cause (as defined in the agreement) or if he terminates without good reason (as defined in the agreement), we must pay his then current base salary through the date of his termination and any expense reimbursement amounts owed through the date of termination.

Termination by us for other than Cause or by Mr. Rowland for Good Reason

If Mr. Rowland’s employment is terminated (i) by us other than for cause or (ii) by Mr. Rowland for good reason (as defined in the agreement), then we must (1) continue to pay Mr. Rowland his then current base salary and all fringe benefits for a period of six months following such termination, (2) any expense reimbursement amounts owed through the date of termination, (3) pay any accrued but unpaid bonus and (4) all stock options granted to Mr. Rowland that are scheduled to vest by the end of the term of the employment agreement shall be accelerated and deemed to have vested as of the termination date. Stock options that have vested as of Mr. Rowland’s termination will remain exercisable for 360 days following his termination.

In the agreement, the term “change in control” is defined generally as the acquisition by any person of more than 50% of the voting power of our then outstanding securities; and/or the merger or consolidation of our company or the sale of any or substantially all of our assets.

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In the agreement, the term “cause” is defined generally as follows: (i) willful failure, disregard or continuing refusal by Mr. Rowland to perform his duties; (ii) willful, intentional or grossly negligent act by Mr. Rowland that injures, in a material way, our business or reputation; (iii) insubordination by Mr. Rowland with respect to lawful directions received from our Board; (iv) indictment for any felony or a misdemeanor involving moral turpitude; (v) Mr. Rowland engaging in some form of harassment prohibited by law; (vi) any misappropriation or embezzlement of our property; (vii) willful violation of the noncompetition, nonsolicitation and confidentiality provisions of the agreement; and/or (viii) breach by Mr. Rowland of any other provision of the agreement that, if capable of being cured, is not cured by him within 30 business days.

In the agreement, the term “good reason” is defined generally as: (i) the assignment to Mr. Rowland of duties materially inconsistent with his position and duties as chief financial officer; and/or (ii) any reduction by us of Mr. Rowland’s compensation or benefits.

Employee Benefit Plans

Our only employee benefit plan, other than customary health insurance, is our 2010 Equity Incentive Plan, which is discussed below.

2010 Equity Incentive Plan

Eligibility and Administration. All of our employees, directors and consultants are eligible to receive incentive awards under the 2010 Plan. Incentive awards under the 2010 Plan can include incentive stock options, nonstatutory stock options, stock appreciation rights, stock awards and restricted stock. The 2010 Plan can be administered by our Board or a committee appointed to administer the plan, and is currently administered by our Compensation Committee, referred to herein as the “administrator.” Subject to the restrictions of the 2010 Plan, the administrator determines who is granted incentive awards under the 2010 Plan, the terms granted, including the exercise price, the number of shares subject to the incentive award and the incentive award’s exercisability.

Stock Options. The 2010 Plan provides for the grant of “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, solely to employees (including officers and employee directors), and nonstatutory stock options to employees, directors and consultants.

The exercise price of options granted under the 2010 Plan is determined on the date of grant, and in the case of incentive stock options must be at least 100% of the fair market value per share at the time of grant. The exercise price of any incentive stock option granted to an employee who owns stock possessing more than 10% of the voting power of our outstanding capital stock must equal, at least 110% of the fair market value of the common stock on the date of grant. The aggregate fair market value of common stock (determined as of the date of the option grant) for which incentive stock options may for the first time become exercisable by any individual in any calendar year may not exceed $100,000. Payment of the exercise price may be made by delivery of cash or a check, or, in the discretion of the administrator, the exercise price may be paid through any other form of consideration and method of payment permitted by law and the 2010 Plan, including the delivery of shares of already-owned shares of our common stock and the surrender of certain shares subject to the stock option.

Options granted to employees, directors and consultants under the 2010 Plan generally become exercisable in increments, based on the optionee’s continued employment or service with us, over a period of three years. The term of an incentive stock option may not exceed 10 years. Options granted under the 2010 Plan, whether incentive stock options or nonstatutory options, generally expire 10 years from the date of grant, except that incentive stock options granted to an employee who owns stock possessing more than 10% of the voting power of our outstanding capital stock are not exercisable for longer than five years after the date of grant.

Stock Appreciation Rights. A stock appreciation right, referred to as a SAR, is the right to receive, in cash or common stock, all or a portion of the difference between the fair market value of a share of our common stock at the time of exercise of the SAR and the exercise price of the SAR established by the administrator, subject to such terms and conditions set forth in a SAR agreement. A SAR may be granted in connection with a stock option or alone, without reference to any related stock option.

The exercise price of a SAR granted under the 2010 Plan is determined on the date of grant, and shall not be less than 100% of the fair market value of a share of our common stock on the date of grant. SARs granted under the 2010 Plan would generally become exercisable in increments, based on the recipient’s continued employment or service with us, over a period of four years. The term of a SAR may not exceed 10 years from the date of grant.

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Stock Awards and Restricted Stock. Shares of common stock may be sold or awarded to participants under the 2010 Plan as an incentive for the performance of past or future services to us. The administrator may determine the purchase price to be paid for such stock, if any, and other terms of such purchase or award.

Transferability. Except for transfers made by will or the laws of descent and distribution in the event of the holder’s death, no incentive stock option may be transferred, pledged or assigned by the holder thereof. Stock options, SARs, restricted stock or other awards may be transferred, pledged or assigned by the holder thereof to “family members” (as defined in the 2010 Plan), or by will or the laws of descent and distribution in the event of the holder’s death. We are not required to recognize any attempted assignment of such rights by any participant that is not in compliance with the 2010 Plan. During a participant’s lifetime, an incentive stock option may be exercised only by him or her or by his or her guardian or legal representative.

Change of Control. Generally, in the event of our consolidation or merger with or into another corporation or a sale of all or substantially all of our assets, referred to herein as an “acquisition,” whereby the acquiring entity or our successor does not agree to assume the incentive awards or replace them with substantially equivalent incentive awards, all outstanding options, SARs, restricted stock or other stock rights will vest and will become immediately exercisable in full and, if not exercised on the date of the acquisition, will terminate on such date regardless of whether the participant to whom such stock rights have been granted remains in our employ or service or of any acquiring or successor entity. In the event of an acquisition in which the acquiring entity agrees to assume the incentive awards, and, 60 days prior to the acquisition or 180 days after the acquisition, the holder of an award is terminated as an employee or consultant other than for cause or the holder terminates his or her employment for good reason, then upon such termination any incentive award held by the holder will vest and will become immediately exercisable in full.

Amendment. Our Board may amend the 2010 Plan at any time or from time to time or may terminate the 2010 Plan without the approval of the stockholders, provided that stockholder approval will be required for any amendment to the 2010 Plan that (1) increases the total number of shares reserved thereunder, (2) changes the provisions regarding eligibility for incentive stock options, (3) changes the requirements that the exercise price of a stock option be set at the fair market value of our common stock at the time of grant, or (4) extends the expiration date of the 2010 Plan beyond 10 years. However, no action by our Board or stockholders may alter or impair any option previously granted under the 2010 Plan. Our Board may accelerate the exercisability of any option or waive any condition or restriction pertaining to such option at any time. The 2010 Plan will terminate in July 2020, unless terminated sooner by the Board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Auerbach, Dr. Felder and Mr. Holubiak served as members of our Compensation Committee during all of 2011. None of these individuals was at any time during 2011 or at any other time an officer or employee of our Company. Dr. Ellison, our Chairman and Chief Executive Officer, participated in discussions regarding salaries and incentive compensation for all of our executive officers, except he was and is excluded from discussions regarding his own salary and incentive stock compensation. No interlocking relationship exists between any member of our Compensation Committee and any member of any other company’s board of directors or compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The written charter of our Audit Committee authorizes and the NASDAQ Marketplace Rules require our Audit Committee to review and approve related party transactions. In reviewing related party transactions, our Audit Committee applies the basic standard that transactions with affiliates should be made on terms no less favorable to us than could have been obtained from unaffiliated parties. Therefore, the Audit Committee reviews the benefits of the transactions, terms of the transactions and the terms available from unrelated third parties, as applicable. All transactions other than compensatory arrangements between us and our officers, directors, principal stockholders and their affiliates will be approved by our Audit Committee or a majority of the disinterested directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties. All of the transactions described below were undertaken prior to our being a public company and the establishment of our Audit Committee.

Dr. Lindsay A. Rosenwald was a founder of our company. As of March 30, 2012, Dr. Rosenwald beneficially owned approximately 9.97% of our issued and outstanding common stock, including shares issuable upon the exercise of warrants. Dr. Rosenwald is the Chairman, Chief Executive Officer and sole stockholder of Paramount BioCapital, Inc., or Paramount, and is the sole member of Paramount BioSciences, LLC.

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Effective April 2007, we began accruing monthly fees for consulting services at a rate of $25,000 per month to Paramount Corporate Development, LLC, an affiliate of Dr. Rosenwald. These services consisted of clinical and regulatory support, including preparation for the initial meeting with the FDA for diltiazem, pheneylephrine and iferanserin, and corporate, legal and accounting services. This agreement was terminated as of August 31, 2008, but as of December 31, 2011 there was an unpaid balance under this agreement of $100,000. Paramount continued to provide accounting and legal assistance to us after the termination, but did not charge us for those services, and the fair value of those services was not deemed significant.

During 2009, we issued four separate 10% promissory notes, referred to collectively as the PCP Notes, to Paramount Credit Partners, LLC, or PCP, an entity whose managing member is Dr. Rosenwald. Specifically, the PCP Notes consist of a note in the principal amount of $1,100,000 issued on January 23, 2009, a note in the principal amount of $100,000 issued on March 25, 2009, a note in the principal amount of $250,000 issued on June 1, 2009 and a note in the principal amount of $123,000 issued on June 24, 2009. Interest on the PCP Notes is payable quarterly, in arrears, and the principal matures on the earliest of December 31, 2013 or the completion by us of a transaction, subsequent to our initial public offering, including an equity offering, sale of assets, licensing or strategic partnership, in which we raise at least $5,000,000 in gross cash proceeds. In addition, PCP received five-year warrants to purchase, at an exercise price of $6.60, which was 110% of the issue price in our initial public offering, 104,867 of shares of our common stock, which was equal to 40% of the principal amount of each PCP Note purchased divided by the issue price in our initial public offering of $6.00. In July 2011, we paid off these notes in full.

On September 23, 2010, we borrowed $800,000 from Israel Discount Bank of New York. The promissory note we issued to Israel Discount Bank to evidence the loan was guaranteed by Dr. Rosenwald. The interest rate on the note was equal to the interest rate that Israel Discount Bank paid on the cash accounts at the Bank maintained by Dr. Rosenwald and pledged to secure the note, plus 1%. The note was due on September 22, 2011. In consideration of his guaranteeing the $800,000 promissory note we issued to Israel Discount Bank of New York, we entered into a letter agreement with Dr. Rosenwald whereby Dr. Rosenwald had the right to attend our Board meetings and to appoint two directors to our Board. We repaid this note in January 2011. The letter agreement was terminated on February 22, 2012.

On November 5, 2010, we borrowed $420,000 from Israel Discount Bank of New York. The promissory note we issued to Israel Discount Bank to evidence the loan was guaranteed by Dr. Rosenwald. The interest rate on the note was equal to the interest rate that Israel Discount bank paid on the cash accounts at the Bank maintained by Dr. Rosenwald and pledged to secure the note, plus 1%. The note is due on demand or on November 4, 2011. We repaid this note in January 2011.

From June 2010 to April 11, 2011, we occupied space at no charge on the 48th floor at 787 7th Avenue, New York, New York 10019, which are the offices of Paramount BioSciences. There was no written agreement for this arrangement between us and Paramount BioSciences.

Each of these transactions was approved by our Board prior to the time we entered into the agreement for the respective transaction.

AUDITOR AND AUDIT COMMITTEE MATTERS

Report of the Audit Committee

J.H. Cohn had served as our independent registered public accounting firm since August 31, 2009. J.H. Cohn audited our financial statements for 2008 and 2009 in connection with our 2010 convertible note financing and our initial public offering. On January 13, 2011, we dismissed J.H. Cohn as our independent registered public accounting firm.

We hired EisnerAmper on January 18, 2011 to audit our financial statements for the year ended December 31, 2010. We hired EisnerAmper on March 11, 2011 to audit our financial statements for the years ended December 31, 2006 to December 31, 2009 and the period from October 7, 2005 (inception) to December 31, 2005 and for the period from October 7, 2005 (inception) to December 31, 2011.

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The Audit Committee has reviewed and discussed our consolidated audited financial statements for the year ended December 31, 2011 with management. The Audit Committee has discussed with EisnerAmper the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from EisnerAmper required by AICPA Independence Standards, and has discussed with EisnerAmper its independence. Based on the review and discussions described above, among other things, the Audit Committee recommended to the Board that the consolidated audited financial statements be included in our Annual Report on Form 10-K for fiscal 2011.

The Board has determined that the members of the Audit Committee are independent as defined in Nasdaq Marketplace Rule 5605(a)(2). The Board also has determined that each of Anthony Altig and Mark Auerbach is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. During most of 2011, Russell Ellison, our Chief Executive Officer, served on the Audit Committee. Pursuant to rules of the NASDAQ Capital Market, Dr. Ellison was permitted to serve on the Audit Committee for up to one year from the completion of our initial public offering on December 22, 2010. Dr. Ellison resigned from the Audit Committee in December 2011.

Fees

Audit Fees. Audit fees include fees billed to us by EisnerAmper in connection with its annual audit of our financial statements and procedures related to our regulatory filings, including regulatory filings and the comfort letter for our 2011 public offering. The aggregate fees billed to us by EisnerAmper for such audit services rendered for the fiscal years ended December 31, 2011 and 2010 were $232,727 and $53,000, respectively.

Audit-Related Fees. Audit-related services consist solely of routine accounting consultations. During the fiscal years ended December 31, 2011 and 2010, EisnerAmper did not bill us for any audit-related services.

Tax Fees. Tax fees include corporate tax compliance, assistance with an IRS examination as well as advisory services. The aggregate fees billed to us by EisnerAmper for tax-related services in the fiscal years ended December 31, 2011 and December 31, 2010 were $5,000 and $8,500, respectively.

All Other Fees. During the fiscal years ended December 31, 2011 and 2010, EisnerAmper did not bill us for any other fees.

The Audit Committee of the Board considered all of the above activities to be compatible with the maintenance of EisnerAmper’s independence. The Audit Committee discussed these services with EisnerAmper and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Although the Audit Committee does not have formal pre-approval policies and procedures in place, it pre-approved all of the services performed by EisnerAmper as discussed above, as required by SEC regulation.

Submitted by:	The Audit Committee

Mark Auerbach, Chairman
Anthony Altig
Myron Holubiak

This Audit Committee Report shall not be deemed to be filed with the SEC or incorporated by reference into any of our previous or future filings with the SEC, except as otherwise explicitly specified by us in any such filing.

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SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act, our directors and executive officers are required to file reports with the SEC indicating their holdings of and transactions in our equity securities. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required, there were no reports required under Section 16(a) of the Exchange Act which were not timely filed during the fiscal year ended December 31, 2011.

Deadline for Stockholder Proposals FOR 2013 ANNUAL MEETING

Stockholders having proposals that they desire to present at next year’s annual meeting of our stockholders should, if they desire that such proposals be included in our proxy statement relating to such meeting, submit such proposals in time to be received by us not later than December 10, 2012. To be so included, all such submissions must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act and we direct your close attention to that rule. In addition, management’s proxy holders will have discretion to vote proxies given to them on any stockholder proposal of which we do not have notice prior to February 25, 2013. Proposals should be mailed to the Corporate Secretary, 99 Hudson Street, 5th Floor, New York, New York 10013.

STOCKHOLDER COMMUNICATIONS

Stockholders and other interested parties may communicate with the Board by writing to Russell H. Ellison, our President and Chief Executive Officer, at Ventrus Biosciences, Inc., 99 Hudson Street, 5th Floor, New York, New York 10013. Dr. Ellison will relay such communications to the Board.

Other Matters

The Board knows of no other business to be brought before the meeting, but intends that, as to any such other business, the shares will be voted pursuant to the proxy in accordance with the best judgment of the person or persons acting thereunder.

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

VENTRUS BIOSCIENCES, INC.

99 Hudson Street, 5th Floor

New York, New York 10013

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

May 8, 2012

The undersigned hereby appoints Mark Auerbach and Myron Holubiak and each of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Ventrus Biosciences, Inc., a Delaware corporation, held of record by the undersigned on March 30, 2012, at the Annual Meeting of Stockholders to be held at the Helmsley Park Lane Hotel, 36 Central Park South, New York, New York, on Tuesday, May 8, 2012 at 12:00 noon, or at any adjournment(s) thereof. The following proposals to be brought before the meeting are more specifically described in the accompanying proxy statement.

(1)	Election of Directors:

☐ FOR ALL NOMINEES LISTED BELOW (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED BELOW

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE INDIVIDUAL NOMINEES STRIKE A LINE THROUGH THOSE NOMINEES’ NAMES BELOW:

Anthony Altig	Mark Auerbach	Russell H. Ellison, M.D.

Joseph Felder, M.D.	Myron Z. Holubiak

(2)	To ratify the appointment of EisnerAmper LLP as the independent registered public accounting firm of the company for the fiscal year ending December 31, 2012:

☐ VOTE FOR	☐ VOTE AGAINST	☐ ABSTAIN

(3)	To approve, on an advisory basis, the compensation of our Named Executive Officers, as disclosed in the accompanying proxy statement.

☐ VOTE FOR	☐ VOTE AGAINST	☐ ABSTAIN

(4)	Advisory vote on the frequency of future advisory votes on executive compensation.

☐ ONE YEAR	☐ TWO YEARS	☐ THREE YEARS	☐ ABSTAIN

(5)	In their discretion, to vote upon such other matters as may properly come before the meeting:

☐ GRANT AUTHORITY	☐ WITHHOLD AUTHORITY

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made this proxy will be voted for management’s slate of nominees for director listed above, for Proposals 2 and 3 and for every three years on Proposal 4, and in the discretion of the proxies named herein on any other matter as may properly come before the meeting.

Signature

Signature, if held jointly

Please date and sign exactly as your name appears on your stock certificate. Joint owners should each sign. Trustees, custodians, executors and others signing in a representative capacity should indicate that capacity.

Date: ________________________________, 2012

Please mark, sign, date and return this proxy card promptly using the enclosed envelope whether or not you plan to be present at the meeting. If you attend the meeting, you can vote either in person or by your proxy.